Exhibit 21.1

List of Subsidiaries of Octave Specialty Group, Inc.
The following is a list of significant and other subsidiaries of Octave Specialty Group, Inc. The state of incorporation of each subsidiary is included in parentheses after its name.

Name	State of Incorporation
All Trans Risk Solutions, LLC	(New Jersey)
Ambac Asset Management, Inc.	(Delaware)
Capacity Marine Corporation	(New Jersey)
Octave Partners LLC	(Delaware)
Cirrata Partners Insurance Agency, LLC	(Delaware)
Cirrata IV, LLC	(Delaware)
Cirrata V LLC	(Delaware)
Cirrata V UK Limited	(United Kingdom private limited company)
Cirrata VI LLC	(Delaware)
ArmadaCorp Capital, LLC	(Maryland)
ArmadaCare, LLC	(Maryland)
ArmadaAdministrators, LLC	(Maryland)
Pivix Specialty Insurance Services, Inc.	(Arizona)
Octave Specialty Limited	(United Kingdom corporation)
Everspan Holdings, LLC	(Delaware)
Everspan Indemnity Insurance Company	(Arizona)
Everspan Insurance Company	(Arizona)
Greenwood Insurance Company	(Pennsylvania)
Providence Washington Insurance Company	(Rhode Island)
PWIC Holdings, Inc.	(Delaware)
Consolidated Specialty Insurance Company	(Arizona)
Redgrove Capital Group LLC	(Delaware)
Riverton Insurance Agency, Corp.	(New Jersey)
Tara Hill Insurance Services, LLC	(Delaware)
22 Degrees Business Services LLC	(Delaware)
Xchange Benefits, LLC	(Delaware)
Xchange Re Underwriting Agency, LLC	(Delaware)
Distribution Re LLC	(Tennessee)
Beat Capital Partners Limited	(United Kingdom corporation)